EXHIBIT 5





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                                HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.               ________          Email:  harttrinen@aol.com
Will Hart                                             Facsimile:  (303) 839-5414
                                 (303) 839-0061

                                 March 28, 2013

Vanguard Energy Corporation
1330 Post Oak Blvd., Suite 1600
Houston, TX 77506


       This letter will constitute an opinion upon the legality of the issuance by Vanguard Energy Corporation, a Colorado corporation (the "Company"), of up to 5,760,000 shares of common stock to the holders of the warrants if and when the warrants are exercised, all as referred to in the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission.

    We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of the State of Colorado applicable provisions of the Colorado Revised Statutes and the Colorado Constitution, all reported judicial decisions interpreting the same, and a copy of the Registration Statement.

    In our opinion any shares issued upon the exercise of the warrants, if exercised in accordance with their terms, will be legally issued and will represent fully paid and non-assessable shares of the Company's common stock.



                                           Very truly yours,

                                           HART & HART, LLC

                                           /s/ William T. Hart

                                           William T. Hart